Exhibit 99.1

NEWS RELEASE

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164

For more information, contact:

Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports 2016 First Quarter
Financial Results

•	Earnings per share increased 7.3% to $0.44 despite lower consolidated revenue

•	Improved Test segment operating margin of 10.4% driven by cost reductions and operational realignments, more than offset softer Aerospace margin

•	Strong consolidated bookings of $162 million
EAST AURORA, NY, May 4, 2016 – Astronics Corporation (NASDAQ: ATRO), a leading supplier of products to the global aerospace, defense, and semiconductor industries, today reported financial results for the three months ended April 2, 2016. Earnings per share for 2015 are adjusted for the
3 for 20 (15%) distribution of Class B Stock for shareholders of record on October 8, 2015.

	Three Months Ended
	April 2, 2016	April 4, 2015	% Change

Sales	$159,530	$161,638	-1.3%
Gross profit	$39,483	$40,162	-1.7%
Gross margin	24.7%	24.8%
SG&A	$21,884	$22,619	-3.2%
SG&A percent of sales	13.7%	14.0%
Income from Operations	$17,599	$17,543	0.3%
Operating margin	11.0%	10.9%
Net Income	$11,485	$10,683	7.5%
Net Income %	7.2%	6.6%

Peter J. Gundermann, President and Chief Executive Officer, commented, “The first quarter was a decent start to the year for Astronics, although we had some challenges with our Avionics product line which suffered a substantial revenue decline from last year. Otherwise, our Aerospace segment had a pretty good quarter and our Test segment benefitted from the many improvements implemented in the last year, including considerable cost cutting. We expect to improve our Avionics situation going forward, especially in the second half of the year, and we believe we are well-positioned for the remainder of 2016.”
Consolidated Review
First Quarter 2016 Results
Consolidated sales for the first quarter of 2016 were $159.5 million, down 1.3% over the same period last year. Aerospace sales decreased 2.8% to $138.3 million, while Test Systems’ sales were up 10% to $21.2 million. The 2015 first quarter was a very strong quarter for the Aerospace segment in particular, with all-time record sales and earnings.
Consolidated gross margin held relatively steady on lower volume at 24.7% compared with 24.8% in the prior-year period. The solid margin performance was the result of improved operational efficiencies as well as product mix offset by $1.1 million higher Engineering and Development (“E&D”) costs. E&D was $23.3 million, up from $22.2 million in the 2015 first quarter. As a percent of sales, E&D was 14.6% and 13.8% in the first quarters of 2016 and 2015, respectively.
Selling, general and administrative (“SG&A”) expenses declined to $21.9 million, or 13.7% of sales, compared with $22.6 million, or 14.0% of sales, in the same period last year. Operating income improved modestly to $17.6 million, or 11.0% of sales, as operational improvements in the Test segment more than offset the decline in Aerospace.
The effective tax rate for the first quarter was 30.4%, compared with 34.4% in the first quarter of 2015. The tax rate in the first quarter of 2016 was favorably impacted by the inclusion of the federal research and development tax credit due to its permanent reinstatement in the fourth quarter of 2015.
Net income for the 2016 first quarter grew 7.5% to $11.5 million compared with the prior-year period. On a per diluted share basis, earnings were $0.44, up from $0.41 in the prior-year period.
On February 24, 2016, Astronics' Board of Directors announced a $50 million share repurchase program. During the first quarter, the Company repurchased approximately 129,000 shares under the repurchase program, at an aggregate cost of approximately $4.3 million.
Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)
Aerospace First Quarter 2016 Results
Aerospace segment sales decreased by $4.0 million, or 2.8%, to $138.3 million when compared with the prior year’s first quarter.
Electrical Power & Motion sales grew $5.8 million, or 8.4%, largely driven by higher sales of in-seat power products, which were up 7.3%. This increase was offset by a $9.9 million decline in Avionics products, which was largely due to lower sales of satellite antenna systems.
Aerospace operating profit was $18.7 million, or 13.5% of sales, compared with $23.4 million, or 16.4% of sales in the prior year’s first quarter. Compared with the prior year, operating margins were negatively affected by lower sales volume in the Avionics product line as well an increase in E&D expenses of $0.9 million to $20.3 million.
Mr. Gundermann commented, “Aerospace performed well in the quarter, but was colored by challenges with our antenna business, where we saw reduced sales of approximately $8.5 million as well as heavy investment in next generation technology. The combination dropped our operating income by about $4.5 million relative to the first quarter of 2015. We expect this product line's sales to turn around in the second half and margin to strengthen on stabilized E&D investments and higher volume.”
Aerospace orders were $140.4 million, relatively unchanged from $141.1 million in the 2015 first quarter, but improved 15% from the trailing fourth quarter of 2015. The book to bill ratio for the quarter was 1.02x. Backlog was $214.8 million at the end of the first quarter of 2016.
Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)
Test Systems First Quarter 2016 Results
Test Systems segment sales increased $1.9 million to $21.2 million when compared with the first quarter of 2015. Semiconductor test sales were up $2.4 million to $7.1 million, more than offsetting the $0.5 million, or 3%, decline in Aerospace & Defense test sales.
Operating profit in the first quarter of 2016 was $2.2 million, or 10.4% of sales, compared with an operating loss of $2.2 million in the first quarter of 2015. Operating margins were positively affected by higher volume and initiatives to improve operating efficiencies. E&D costs were approximately $3.0 million in the first quarter of 2016 and $2.8 million in the prior-year period.
Mr. Gundermann said, “Our Test segment is performing quite well given the current circumstances of our Semiconductor business and improving environment for the Aerospace & Defense markets. While segment sales will be lower in 2016, we are benefitting from cost reductions and operational changes that are bearing fruit. At the same time, we continue to invest in a wide range of development programs which we believe will provide for a promising future. We are already looking forward to an exciting 2017 for this business."
Orders for the Test Systems segment in the quarter were $21.5 million, up $4.7 million, or 27.7%, over the prior year period and up $8.6 million, or 67.2%, over the trailing fourth quarter of 2015. The book to bill ratio for the quarter was 1.01x. Backlog was $62.0 million at the end of the first quarter 2016.
Forecast
Consolidated sales in 2016 are forecasted to be in the range of $665 million to $710 million. Approximately $572 million to $600 million of revenue is expected from the Aerospace segment, which represents a decline in the high end of our previous range of $16 million. Expectations for Test Systems segment revenue in 2016 remains relatively unchanged at approximately $93 million to $110 million.
Consolidated backlog at April 2, 2016 was $276.8 million, of which $229.8 million is expected to ship in 2016.
The effective tax rate for 2016 is expected to be approximately 29% to 32%.
Capital equipment spending in 2016 is planned to be in the range of $20 million to $25 million. E&D costs are expected to be similar to 2015.
Mr. Gundermann concluded, “We lowered the high end of our original revenue guidance slightly for the year, reflecting the weakness in the Avionics product line. Current trends suggest that our Test business could achieve the upper end of its forecasted range while the Aerospace segment may be in the lower part of its forecasted range. We continue to find good opportunities in our markets, and we continue to make the investments necessary to bring those opportunities to bear. We remain excited about the future, and where our various pursuits will take us.”

First Quarter 2016 Webcast and Conference Call
The Company will host a teleconference today at 11:00 a.m. ET. During the teleconference, Peter J. Gundermann, President and CEO, and David C. Burney, Executive Vice President and CFO, will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed by calling (201) 689-8562. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial (858) 384-5517 and enter conference ID number 13635227. The telephonic replay will be available from 2:00 p.m. on the day of the call through Wednesday, May 11, 2016. A transcript will also be posted to the Company’s Web site once available.
About Astronics Corporation
Astronics Corporation (NASDAQ: ATRO) is a leading supplier of products to the global aerospace, defense, electronics and semiconductor industries. Astronics’ products and services include advanced, high-performance electrical power generation, distribution and motion systems, lighting & safety systems, avionics products, aircraft structures, systems certification and automated test systems. Astronics’ strategy is to increase its value by developing technologies and capabilities, either internally or through acquisition, and using those capabilities to provide innovative solutions to its targeted markets and other markets where its technology can be beneficial. Astronics Corporation, through its wholly-owned subsidiaries, has a reputation for high-quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its website at www.astronics.com
For more information on Astronics and its products, visit its Web site at www.astronics.com.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the state of the aerospace, defense, consumer electronics and semiconductor industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW

ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(Unaudited, $ in thousands except per share data)

	Three Months Ended
	4/2/2016	4/4/2015
Sales	$159,530	$161,638
Cost of products sold	120,047	121,476
Gross profit	39,483	40,162
Gross margin	24.7%	24.8%

Selling, general and administrative	21,884	22,619
SG&A % of sales	13.7%	14.0%
Income from operations	17,599	17,543
Operating margin	11.0%	10.9%

Interest expense, net	1,087	1,246
Income before tax	16,512	16,297
Income tax expense	5,027	5,614
Net income	$11,485	$10,683
Net income % of sales	7.2%	6.6%

*Basic earnings per share:	$0.45	$0.42
*Diluted earnings per share:	$0.44	$0.41

*Weighted average diluted shares outstanding (in thousands)	26,399	26,227

Capital expenditures	$2,450	$7,059
Depreciation and amortization	$6,546	$6,127

*All 2015 share quantities and per-share data have been restated to reflect the impact of the fifteen percent Class B stock distribution to shareholders of record on October 8, 2015.

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited, $ in thousands)

	4/2/2016	12/31/2015
ASSETS
Cash and cash equivalents	$15,791	$18,561
Accounts receivable and uncompleted contracts	106,177	95,277
Inventories	118,666	115,467
Other current assets	16,403	20,662
Property, plant and equipment, net	123,971	124,742
Other long-term assets	11,438	10,889
Intangible assets, net	105,633	108,276
Goodwill	115,742	115,369
Total assets	$613,821	$609,243

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long term debt	$2,664	$2,579
Accounts payable and accrued expenses	57,605	62,896
Customer advances and deferred revenue	34,878	38,757
Long-term debt	169,682	167,210
Other liabilities	38,019	37,576
Shareholders' equity	310,973	300,225
Total liabilities and shareholders' equity	$613,821	$609,243

ASTRONICS CORPORATION
SEGMENT DATA
(Unaudited, $ in thousands)

	Three Months Ended
	4/2/2016	4/4/2015
Sales
Aerospace	$138,649	$142,352
Less Inter-segment	(340)	-
Total Aerospace	138,309	142,352

Test Systems	21,221	19,341
Less Inter-segment	-	(55)
Total Test Systems	21,221	19,286
Total sales	159,530	161,638

Operating profit and margins
Aerospace	18,691	23,402
	13.5%	16.4%
Test Systems	2,210	(2,225)
	10.4%	-11.5%
Total operating profit	20,901	21,177
	13.1%	13.1%

Interest expense	1,087	1,246
Corporate expenses and other	3,302	3,634
Income before taxes	$16,512	$16,297
	10.4%	10.1%
ASTRONICS CORPORATION
SALES BY MARKET
(Unaudited, $ in thousands)

Three Months Ended
	4/2/2016	4/4/2015	% change	2016 YTD

Aerospace Segment
Commercial Transport	$113,396	$120,194	-5.7%	71.1%
Military	12,280	9,258	32.6%	7.7%
Business Jet	6,525	8,092	-19.4%	4.1%
Other	6,108	4,808	27.0%	3.8%
Aerospace Total	138,309	142,352	-2.8%	86.7%

Test Systems Segment
Semiconductor	7,137	4,752	50.2%	4.5%
Aerospace & Defense	14,084	14,534	-3.1%	8.8%
	21,221	19,286	10.0%	13.3%

Total	$159,530	$161,638	-1.3%	100.0%

ASTRONICS CORPORATION
SALES BY PRODUCT LINE
(Unaudited, $ in thousands)

Three Months Ended
	4/2/2016	4/4/2015	% change	2016 YTD

Aerospace Segment
Electrical Power & Motion	$75,392	$69,570	8.4%	47.3%
Lighting & Safety	40,566	42,077	-3.6%	25.4%
Avionics	7,474	17,367	-57.0%	4.7%
Systems Certification	4,606	4,574	0.7%	2.9%
Structures	4,163	3,956	5.2%	2.6%
Other	6,108	4,808	27.0%	3.8%
Aerospace Total	138,309	142,352	-2.8%	86.7%

Test Systems	21,221	19,286	10.0%	13.3%

Total	$159,530	$161,638	-1.3%	100.0%

ASTRONICS CORPORATION ORDER AND BACKLOG TREND (Unaudited, $ in thousands)
	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Trailing Twelve Months
	7/4/2015	10/3/2015	12/31/2015	4/2/2016
Sales
Aerospace	$132,170	$138,728	$136,488	$138,309	$545,695
Test Systems	40,986	61,417	20,852	21,221	144,476
Total Sales	$173,156	$200,145	$157,340	$159,530	$690,171

Bookings
Aerospace	$134,478	$129,807	$121,796	$140,427	$526,508
Test Systems	12,242	15,352	12,860	21,503	61,957
Total Bookings	$146,720	$145,159	$134,656	$161,930	$588,465

Backlog
Aerospace	$236,264	$227,345	$212,651	$214,769
Test Systems	115,770	69,705	61,713	61,995
Total Backlog	$352,034	$297,050	$274,364	$276,764	N/A

Book:Bill Ratio
Aerospace	1.02	0.94	0.89	1.02	0.96
Test Systems	0.30	0.25	0.62	1.01	0.43
Total Book:Bill	0.85	0.73	0.86	1.02	0.85

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